Exhibit 5.1

Strictly private and confidential ARRIS International plc Victoria Road, Saltaire, West Yorkshire, BD18 3LF United Kingdom

Herbert Smith Freehills LLP
Exchange House
Primrose Street
London EC2A 2EG
T +44 (0)20 7374 8000
F +44 (0)20 7374 0888
D +44 (0)20 7466 2447
DX28 London Chancery Lane

www.herbertsmithfreehills.com

Our ref

2447/30986939

Your ref

Date

15 August 2017

By email and by post

Dear Sirs

ARRIS International plc

1.	INTRODUCTION and scope

1.1	We have acted as English legal advisers to ARRIS International plc, a public limited company organised under the laws of England and Wales (the "Company"), in connection with the preparation and filing of the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act 1933, as amended (the "Securities Act").

1.2	The Registration Statement is being made in relation to the proposed increase by the Company of 4,000,000 ordinary shares with a nominal value of £0.01 per share in the capital of the Company (the "New Shares") which are available to be issued pursuant to the amendment to the ARRIS International plc Amended and Restated Employee Stock Purchase Plan (the "Plan"), as approved at the Company's annual general meeting on 10 May 2017 (the "Plan Amendment").

1.3	We have been asked to give this opinion in relation to the New Shares proposed to be available to be issued by the Company pursuant to the Plan as amended by the Plan Amendment.

1.4	We express no opinion as to any law other than English law as applied by English courts and reported and in effect on the date of this opinion.

1.5	This opinion and any obligations arising out of or in connection with it (including non-contractual obligations) are governed by and shall be construed in accordance with English law.

Herbert Smith Freehills LLP and its subsidiaries and Herbert Smith Freehills, an Australian Partnership, are separate member firms of the international legal practice known as Herbert Smith Freehills.

Herbert Smith Freehills LLP is a limited liability partnership registered in England and Wales with registered number OC310989. It is authorised and regulated by the Solicitors' Regulation Authority of England and Wales. A list of the members and their professional qualifications is open to inspection at the registered office, Exchange House, Primrose Street, London EC2A 2EG. We use the word partner of Herbert Smith Freehills LLP to refer to a member of Herbert Smith Freehills LLP, or an employee or consultant with equivalent standing and qualifications.

Date
15 August 2017
Letter to
ARRIS International plc

1.6	This opinion is limited to the matters in paragraph 4 and does not extend, and is not to be read as extended by implication, to any other matters. No opinion is expressed as to matters of fact.

1.7	By giving this opinion we do not assume any obligation to notify you of changes in law following the date of this opinion which may affect the opinions expressed herein or to otherwise update this opinion in any respect.

1.8	This opinion is not designed to and is not likely to reveal fraud, misrepresentation, bribery or corruption by any person.

2.	DOCUMENTS AND ENQUIRIES

2.1	For the purpose of giving this opinion, we have examined the following documents:

2.1.1	a draft copy of the Registration Statement, to be filed with the SEC on 15 August 2017;

2.1.2	a certificate dated 15 August 2017 (the "Reference Date") signed by the company secretary of the Company (the "Officer’s Certificate") relating to certain factual matters as at the Reference Date and having annexed thereto copies (certified by the company secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

(A)	a copy of the rules of the Plan;

(B)	a copy of the Plan Amendment;

(C)	a copy of the certificate of incorporation, the certificate of incorporation on change of name and the certificate of incorporation on conversion to a public limited company (the "Certificates of Incorporation");

(D)	a copy of the memorandum of association of the Company dated 8 January 2008;

(E)	a copy of the articles of association of the Company adopted on 11 May 2016; and

(F)	all relevant minutes and resolutions of the directors and shareholders of the Company relating to the approval of the Plan Amendment, each existing as at the Reference Date (the "Corporate Approvals").

2.2	For the purpose of giving this opinion, we have made the following enquiries:

2.2.1	on 15 August 2017, at 10:53 am we carried out a search of the public records of the Company held by the Companies House Direct service operated by the Registrar of Companies in England and Wales (the "Company Register Search"); and

2.2.2	on 15 August 2017, at 10:49 am we made a telephone enquiry of the Company of the Central Registry of Winding–Up Petitions maintained by the Companies Court (the "Central Registry Search").

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Date
15 August 2017
Letter to
ARRIS International plc

2.3	Except as stated above, we have not for the purpose of this opinion examined any agreements, documents or corporate records entered into by or affecting the Company or made any other enquiries concerning the Company.

3.	ASSUMPTIONS

This opinion is based upon the assumption (which may or may not be the case) that:

3.1.1	Authenticity: all documents (including copy documents) examined by us are authentic and complete and that such documents remain accurate, up-to-date and have not been amended or any provisions thereof varied or waived;

3.1.2	Effective documents:

(A)	the Registration Statement will have become effective in accordance with its terms (and will remain effective on each date of the allotment and issue of the New Shares (the "Allotment Dates"));

(B)	the Corporate Approvals authorising, inter alia, the Company to issue the New Shares, were passed at properly convened and conducted meetings of the board or the shareholders and will remain in full force and effect at the Allotment Dates;

3.1.3	Due execution: each of the signed documents examined by us have been duly executed and, where applicable, delivered on behalf of the Company;

3.1.4	Nominal Value: on each Allotment Date the Company will comply with all applicable laws to allot and issue the New Shares and the Company will receive such amounts as are necessary to fully pay the nominal value of the New Shares and any applicable share premium or capitalise profits of the Company or any sum standing to the credit of any reserve of the Company in order to satisfy the nominal value of the New Shares and any applicable share premium;

3.1.5	Corporate Approvals: the Corporate Approvals included in the Officer's Certificate are all the relevant minutes and resolutions of the directors and shareholders of the Company relating to the approval of the Plan Amendment by the Company and existing as at the Reference Date;

3.1.6	Filings: the information disclosed by the Company Register Search and the Central Registry Search was and remains complete, accurate and up-to-date (and will remain so as at the Allotment Dates);

3.1.7	Conditions: any conditions to the authority to allot and issue the New Shares pursuant to the Corporate Approvals and the Plan as amended by the Plan Amendment will be satisfied prior to each Allotment Date;

3.1.8	Solvency: on each Allotment Date the Company will be solvent and the Company will not as of such date have entered into any composition or arrangement with its creditors (or any class of them);

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Date
15 August 2017
Letter to
ARRIS International plc

3.1.9	Administration etc.: no step has been taken to wind–up, strike off or dissolve the Company or to place the Company into administration and no receiver has been appointed over or in respect of the assets of the Company, nor has any analogous procedure or step been taken in any jurisdiction, which (in either case) has or have not been revealed by the searches referred to in paragraph 2.2 above;

3.1.10	Overseas insolvency: no foreign main insolvency proceeding has been recognised in Great Britain under the Cross Border Insolvency Regulations 2006 (and it is not possible to conduct a central search in Great Britain in relation to any such proceedings) which would entitle actions in respect of any assets of the Company the subject of those foreign proceedings to be taken in Great Britain;

3.1.11	Directors: the directors of the Company have acted in good faith and have complied with their duties under all applicable laws in approving the Corporate Approvals and the transactions contemplated thereby; and

3.1.12	Misconduct, etc.: the Company is not, nor will be, engaging in criminal, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose which might render any transaction contemplated under the Corporate Approvals or any associated activity illegal, void or voidable.

4.	OPINION

Based on the documents referred to in paragraph 2 and subject to the assumptions contained in paragraph 3 and to the qualifications contained in paragraph 5 and to any matters not disclosed to us, it is our opinion that the New Shares, when issued, delivered and paid for (or credited by the Company as paid for using the Company's profits or reserves) in accordance with the Plan as amended by the Plan Amendment, will have been duly and validly issued, be fully paid and not be subject to any call for the payment of further capital.

5.	QUALIFICATIONS

5.1	This opinion is subject to the qualifications contained in this section:

5.1.1	Creditors: This opinion is subject to any limitations arising from (a) bankruptcy, insolvency and liquidation, (b) reorganisation and (c) laws of general application relating to or affecting the rights of creditors.

5.1.2	Searches: The records of the Registrar of Companies and the Central Registry of Winding–Up Petitions may not be complete or up–to–date. In particular, the Central Registry of Winding–Up Petitions may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London. Searches at Companies House and at the Central Registry of Winding–Up Petitions are not capable of revealing whether or not a winding–up petition or a petition for the making of an administration order has been presented and, further, notice of a winding–up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned.

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Date
15 August 2017
Letter to
ARRIS International plc

5.1.3	Company search: A search at Companies House may not reveal whether the New Shares or any of them are subject to a charge, encumbrance or other security interest because particulars of such security interests may not be filed at Companies House immediately, there may be a delay in the relevant registration appearing on the file of the Company concerned, not all security interests are registrable, such security interests have not in fact been registered or such security interests have been created by an individual or an entity which is not registered in Great Britain.

6.	Consent

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully

/s/ Herbert Smith Freehills LLP
Herbert Smith Freehills LLP

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